Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT dated as of the 19th day of March 2007, by and between Sweet Success Enterprises Inc., a Nevada corporation (“Employer”), and Tom Shuman (“Employee”).

WHEREAS, Employer desires to employ Employee, and Employee desires to accept such employment, upon the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants set forth in this Agreement, the parties hereto agree as follows:

1. EMPLOYMENT.

Employer hereby employs Employee, and Employee hereby accepts such employment, as Senior Vice President of Sales and Marketing for the Employer and in such other capacities and for such other duties and services as shall from time to time be mutually agreed upon by Employer and Employee.

2. FULL TIME OCCUPATION.

Employee shall devote Employee’s entire business time, attention, and efforts to the performance of Employee’s duties under this Agreement, shall serve Employer faithfully and diligently, and shall not engage in any other employment while employed by Employer.

3. COMPENSATION AND OTHER BENEFITS.

(a) SALARY.   Employer shall pay to Employee, a base salary at an annual rate of $140,000.00 commencing March 19th, 2007 which will then increase to $150,000.00 upon reaching $5 million net sales* for the Employer to be paid in equal monthly installments, or in such other periodic installments in accordance with the Employer’s pay policy.

(b) BONUS.   Employee shall be eligible to receive an annual bonus in such an amount, if any, to be determined by the Board of Directors of Employer or such committee of the Board of Directors as may be designated by the Board of Directors based upon such factors as may be deemed relevant by the Board of Directors or committee thereof, including the performance of Employee (target up to 35% of Salary based upon Employee’s attainment of mutually agreed upon Performance Objectives).  These Performance Objectives to be developed within the first 60 days of Employee’s employment.

(c) STOCK OPTIONS AND AWARDS.   As of the date of execution of this Agreement, and subject to approval, Employee shall be granted ten-year non-qualified stock options under Employer’s Stock Option Plan to purchase a total of

100,000 shares of Employer’s Common Stock at market price at the date of this agreement. The first 50,000 shall be made available when Employer reaches 2 million dollars in net sales* revenue received and the second 50,000 shall be made available when Employer reaches 8 million dollars in net sales* revenue received.  Employee will be granted an additional 100,000 shares, at that same market price, if and when the Employer agrees to launch Employee’s “Meal Replacement Concept” (appropriate amounts of Protein and Fiber to release CCK hormone) into the marketplace at some point in the future.

(d) FRINGE BENEFITS.  Employee shall be entitled to participate in any group insurance, hospital, medical, dental, accident, disability, pension, retirement, vacation, expense reimbursement, and other plans, programs, or benefits approved by the Board of Directors or a duly constituted committee of the Board of Directors and made available from time to time to executive employees of Employer generally during the term of Employee’s employment hereunder.  The Employee may participate in the benefit plans upon reaching 30 days of employment.

(e) CAR ALLOWANCE.  Employee shall be entitled to receive a monthly car allowance of $650.00.

(f) VACATION.   Employee shall accrue 15 days of vacation for the first through the ninth years of employment.  This works out to a weekly accrual of .29 vacation days per week.

(g) REIMBURSEMENT.   Employer shall reimburse Employee for all travel and entertainment expenses and other ordinary and necessary business expenses incurred by Employee in connection with the business of Employer and Employee’s duties under this Agreement. The term “business expenses” shall not include any item not deductible in whole or in part by Employer for federal income tax purposes. To obtain reimbursement, Employee shall submit to Employer receipts, bills or sales slips for the expenses incurred. Reimbursements shall be made by Employer monthly within 30 days of presentation by Employee of evidence of the expenses incurred.

(e) RELOCATION.   Employee shall be entitled to receive reimbursement for the following two items limited to $15,000.

1.               Moving household goods and personal effects (including in-transit storage expenses).

2.               Traveling (including lodging but not meals) to your new home.

In addition, Employee will receive reimbursement for 3% of the realtor fees upon sale of the current home residence. An additional 3% of the realtor fees will be reimbursed to the Employee upon the Employer’s attainment of $5 million of net sales* within one year of the Employee’s employment. These dollar amounts will be added to the Employee’s W-2 as income and the Employee will be responsible for the tax dollars associated with this “additional income”.

4. TERM OF EMPLOYMENT.

(a) EMPLOYMENT TERM. The term of this Agreement shall be for a period of 1 year commencing as of the date hereof and from year to year thereafter, unless and until terminated by either party giving written notice to the other not less than 90 days prior to the end of the then-current term.

(b) TERMINATION UNDER CERTAIN CIRCUMSTANCES. Notwithstanding anything to the contrary herein contained:

(i)             DEATH. Employee’s employment shall be automatically terminated, without notice, effective upon the date of Employee’s death.

(ii)          DISABILITY. If Employee shall fail, for a period of more than 90 consecutive days, or for 90 days within any 180 day period, to perform Employee’s duties under this Agreement as the result of illness or other incapacity, Employer may, at its option and upon notice to Employee, terminate Employee’s employment effective on the date of that notice.

(iii)       UNILATERAL DECISION OF EMPLOYER. Employer may, at its option, upon notice to Employee, terminate Employee’s employment effective in the date of that notice.

(iv)      UNILATERAL DECISION BY EMPLOYEE. Employee may, at his option and upon notice to Employer, terminate Employee’s employment effective on the date of that notice.

(v)         CERTAIN ACTS. If Employee is found by a court of competent jurisdiction to have engaged in an act or acts, in connection with his employment pursuant to this Agreement or his service as an Employee of Employer, involving a crime, moral turpitude, fraud, or dishonesty, Employer may, at its option and upon written notice to Employee, terminate Employee’s employment effective on the date of that notice.

(vi)      GOOD REASON. Employee may, at Employee’s option and upon written notice to Employer specifying the reasons therefore, terminate Employee’s employment effective on the date of that notice, for Good Reason. For purposes of this Agreement, “Good Reason” shall mean and include each of the following (unless Employee has expressly agreed to such event in a signed writing): (1) the demotion of Employee by Employer, which shall be considered (a) an adverse change in Employee’s title, office, or authority as in effect on the date of this Agreement; or (b) a reduction by Employer in Employee’s Compensation pursuant to Section 3 of this Agreement.

(c) RESULT OF TERMINATION. In the event of the termination of Employee’s employment pursuant to Sections 4(b) (i) or (ii) above, Employee’s estate or Employee, as the case may be, shall be entitled to receive an amount equal to Employee’s fixed salary as provided in Section 3(a) at 50% of base salary for remainder of the employment contract. In the event of the termination of Employee’s employment pursuant to Section 4(b) (iii) or (vi) above, Employee shall receive, within 10 days after the termination of employment, Employee’s fixed compensation for a period of two (2) months after an initial three months of employment. In the event of the termination of Employee pursuant to Section 4(b) (iv) or (v) above, Employee shall receive no further compensation under this Agreement.

5. COMPETITION AND CONFIDENTIAL INFORMATION.

      (a) INTERESTS TO BE PROTECTED.  The parties acknowledge that Employee will perform essential services for Employer, its employees, and its stockholders during the term of Employee’s employment with Employer. Employee will be exposed to, have access to, and work with, a considerable amount of Confidential Information. The parties also expressly recognize and acknowledge that the personnel of Employer have been trained by, and are valuable to, Employer and that Employer will incur substantial recruiting and training expenses if Employer must hire new personnel or retrain existing personnel to fill vacancies. The parties expressly recognize that it could seriously impair the goodwill and diminish the value of Employer’s business should Employee compete with Employer in any manner whatsoever. The parties acknowledge that this covenant has an extended duration; however, they agree that this covenant is reasonable and it is necessary for the protection of Employer, its stockholders, and employees. For these and other reasons, and the fact that there are many other employment opportunities available to Employee if he should terminate his employment, the parties are in full and complete agreement that the following restrictive covenants are fair and reasonable and are entered into freely, voluntarily, and knowingly. Furthermore, each party was given the opportunity to consult with independent legal counsel before entering into this Agreement.

(b) NON-COMPETITION.  During the term of Employee’s employment with Employer and for the period ending 18 months after the termination of Employee’s employment with Employer, if terminated for reasons other than 4(b)(iii) or 4(b)(vi), Employee shall not (whether directly or indirectly, as owner, principal, agent, stockholder, director, officer, manager, employee, partner, participant, or in any other capacity) engage or become financially interested in any competitive business conducted within the Restricted Territory (United States). As used herein, the term “competitive business” shall mean any business that sells or provides or attempts to sell or provide products or services the same as or substantially similar to the products or services sold or provided by Employer during Employee’s employment hereunder, and the term “Restricted Territory” shall mean any state in which Employer sells products or provides services during Employee’s employment hereunder.

(c) NON-SOLICITATION OF EMPLOYEES. During the term of Employee’s employment and for a period of 18 months after the termination of Employee’s employment with Employee, regardless of the reason therefore, Employee shall not directly or indirectly, for himself, or on behalf of, or in conjunction with, any other person, company, partnership, corporation, or governmental entity, seek to hire or hire any of Employer’s personnel or employees for the purpose of having any such employee engage in services that are the same as or similar or related to the services that such employee provided for Employer.

(d) CONFIDENTIAL INFORMATION.  Employee shall maintain in strict secrecy all confidential or trade secret information relating to the business of Employer (the “Confidential Information”) obtained by Employee in the course of Employee’s employment, and Employee shall not, unless first authorized in writing by Employer, disclose to, or use for Employee’s benefit or for the benefit of, any person, firm, or entity at any time either during or subsequent to the term of Employee’s employment, any Confidential Information, except as required in the performance of Employee’s duties on behalf of Employer. For purposes hereof, Confidential Information shall include without limitation any materials, trade secrets, knowledge, or information with respect to management, operational, or investment policies and practices of Employer; any business methods or forms; any names or addresses of customers or data on customers or suppliers; and any business policies or other information relating to or dealing with the management, operational, or investment policies or practices of Employer.

(e) RETURN OF BOOKS AND PAPERS.   Upon the termination of Employee’s employment with Employer for any reason, Employee shall deliver promptly to Employer all files, lists, books, records, manuals, memoranda, drawings, and specifications; all cost, pricing, and other financial data; all other written or printed materials that are the property of Employer (and any copies of them); and all other materials that may contain Confidential Information relating to the business of Employer, which Employee may then have in Employee’s possession, whether prepared by Employee or not.

(f) DISCLOSURE OF INFORMATION.  Employee shall disclose promptly to Employer, or its nominee, any and all ideas, designs, processes, and improvements of any kind relating to the business of Employer, whether patentable or not, conceived or made by Employee, either alone or jointly with others, during working hours or otherwise, during the entire period of Employee’s employment with Employer or within six months thereafter.

(g) ASSIGNMENT.  Employee hereby assigns to Employer or its nominee, the entire right, title, and interest in and to all inventions, discoveries, and improvements, whether patentable or not, that Employee may conceive or make during Employee’s employment with Employer, or within six months thereafter, and which relate to the business of Employer.

(h) EQUITABLE RELIEF.  In the event a violation of any of the restrictions contained in this Section is established, Employer shall be entitled to preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits, and other benefits arising from such violation, which right shall be cumulative and in addition to any other rights or remedies to which Employer may be entitled. In the event of a violation of any provision of subsection (b), (c), (f), or (g) of this Section, the period for which those provisions would remain in effect shall be extended for a period of time equal to that period beginning when such violation commenced and ending when the activities constituting such violation shall have been finally terminated in good faith.

(i) RESTRICTIONS SEPARABLE.  If the scope of any provision of this Agreement (whether in this Section 5 or otherwise) is found by a Court to be too broad to permit enforcement to its full extent, then such provision shall be enforced to the maximum extent permitted by law. The parties agree that the scope of any provision of this Agreement may be modified by a judge in any proceeding to enforce this Agreement, so that such provision can be enforced to the maximum extent permitted by law. Each and every restriction set forth in this Section 5 is independent and severable from the others, and no such restriction shall be rendered unenforceable by virtue of the fact that, for any reason, any other or others of them may be unenforceable in whole or in part.

6. MISCELLANEOUS.

(a) NOTICES.  All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made, and received (i) if personally delivered, on the date of delivery, (ii) if mailed, three days after deposit in the United States mail, registered or certified, return receipt requested, postage prepaid, and addressed as provided below, or (iii) if by a courier delivery service providing overnight or “next-day” delivery, on the next business day after deposit with such service addressed as follows:

            (1)  If to Employer:

Sweet Success Enterprises Inc.
1250 NE Loop suite 410
San Antonio Texas 78209

            With a copy given in the manner prescribed above, to:

(a)  If to Employee, to the address set forth in the records of Employee.

            Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 6 for the giving of notice.

(b) INDULGENCES; WAIVERS. Neither any failure nor any delay on the part of either party to exercise any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege preclude any other or further exercise of the same or of any other right, remedy, power, or privilege, nor shall any waiver of any right, remedy, power, or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power, or privilege with respect to any other occurrence. No waiver shall be binding unless executed in writing by the party making the waiver.

(c) CONTROLLING LAW.  This Agreement and all questions relating to its validity, interpretation, performance and enforcement, shall be governed by and construed in accordance with the laws of the state of Texas, notwithstanding any Texas or other conflict-of-interest provisions to the contrary.

(d) BINDING NATURE OF AGREEMENT.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, and assigns, except that no party may assign or transfer such party’s rights or obligations under this Agreement without the prior written consent of the other party.

(e) EXECUTION IN COUNTERPART.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of the parties reflected hereon as the signatories.

(f) PROVISIONS SEPARABLE. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

(g) ENTIRE AGREEMENT. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, inducements and conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

This Agreement may not be modified or amended other than by an agreement in writing.

(h) PARAGRAPH HEADINGS.  The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

(i) GENDER. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires.

(j) NUMBER OF DAYS. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays, and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday, or holiday, then the final day shall be deemed to be the next day that is not a Saturday, Sunday, or holiday.

7. SUCCESSORS AND ASSIGNS.

This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto; provided that because the obligations of Employee hereunder involve the performance of personal services, such obligations shall not be delegated by Employee. For purposes of this Agreement successors and assigns shall include, but not be limited to, any individual, corporation, trust, partnership, or other entity that acquires a majority of the stock or assets of Employer by sale, merger, consolidation, liquidation, or other form of transfer. Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of Employer to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place. Without limiting the foregoing, unless the context otherwise requires, the term “Employer” includes all subsidiaries of Employer.

8. ACCRUED SALARY AND CAR ALLOWANCE

The Employee will not be paid his salary and auto allowance from March 19, 2007 until the Employer receives funding from investors of at least one million dollars (the “funding”). The salary and car allowance will accrue on the accounting records of the Employer.  Employee’s vacation and sick pay benefit will continue to accrue.   Within one week of the funding date the Employer will pay the Employee all unpaid wages and car allowances since March 19, 2007.  After the funding date the Employee will be activated and paid through the Employer’s payroll systems and will be paid the car allowance on a monthly basis until item 4 above.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

* Defined as net sales recognized in accordance with generally accepted accounting principles and cash is collected from the customers.

Sweet Success Enterprises Inc.

/s/ William J. Gallagher
William J Gallagher

/s/ Thomas M. Shuman
Thomas M. Shuman